UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Temasek Blvd, Suite #16-02A, Suntec Tower Two, Singapore	038989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6333 7234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on March 12, 2008 KAL Energy, Inc. (the “Company”) entered into subscription agreements with 24 investors pursuant to which the Company agreed to sell an aggregate of 60,686,732 shares of common stock to the investors at a purchase price of $0.15 per share for potential gross proceeds to the Company of approximately $9,103,010 (the “March 2008 Financing”). One of the original investors entered into a side agreement to offer a portion of its subscription to an additional investor prior to closing, resulting in 25 total investors for the March 2008 Financing. The closing of the March 2008 Financing was expected to occur on a rolling basis through June 15, 2008.

One investor in the March 2008 Financing initially subscribed to purchase 26,666,667 shares of common stock at $0.15 per share for an aggregate purchase price of approximately $4,000,000. Such investor had previously advanced $700,000 to the Company as part of the outstanding balance for its subscribed shares. The Company informed such investor that the deadline for payment of the remaining balance of $3,300,000 would be June 13, 2008. On June 13, 2008, such investor informed the Company that it would be unable to tender payment of the remaining balance on that date. On June 17, 2008, the Company and the investor amended such investor’s subscription agreement to reduce the number of subscribed shares from 26,666,667 to 4,666,667 for an aggregate purchase price of approximately $700,000. The Company accepted such investor’s amended subscription for the reduced number of shares and agreed to reduce the total size of the March 2008 Financing from 60,686,732 offered shares to 38,686,732 offered shares for total gross proceeds to the Company of approximately $5,803,010. The Company closed the March 2008 Financing on June 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAL ENERGY, INC.

June 17, 2008	By:	/s/ Jorge Nigaglioni
Jorge Nigaglioni
Chief Financial Officer